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                                                                       EXHIBIT 5

February 2, 1994

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

  Reference is made to the Registration Statement on Form S-8 to be filed by MCI Communications Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission relating to 20,000,000 shares of Common Stock, par value $.10 per share, of the Company.

  I have examined all such records of the Company and all such agreements, certificates of public officials and such other documents as I have deemed relevant and necessary as a basis for the opinions hereinafter expressed. Based on such examination, I am of the opinion that the shares of Common Stock of the Company to be issued pursuant to the MCI Communications Corporation 1990 Employee Stock Purchase Plan will be, when issued in compliance with such plan, legally issued, fully-paid and non-assessable.

  I am Senior Vice President, General Counsel and Assistant Secretary of the Company, and I also serve as a director of the Company. As of December 31, 1993, I owned 278,772 shares of Common Stock of the Company (not including 151,790 shares of Common Stock owned by my wife, in which securities I disclaim any beneficial interest); am the holder of exercisable stock options to purchase 348,750 shares of Common Stock; and have 26,692 shares of Common Stock credited to my accounts under the Company's employee stock ownership plans.

  I hereby consent to the use of this opinion as an Exhibit to the above-mentioned Registration Statement.

                                          Very truly yours,

                                                    /s/ John R. Worthington
                                          -------------------------------------
                                                    John R. Worthington